Exhibit 99.1

NEWS RELEASE

LEO Pharma Repurchases Product Rights

From Warner Chilcott

Ardee, Ireland and Copenhagen, Denmark– September 23, 2009 - Warner Chilcott plc (Nasdaq: WCRX) and LEO Pharma announced today that, in exchange for a one-time cash payment of $1.0 billion to Warner Chilcott, LEO Pharma is re-acquiring Warner Chilcott’s exclusive product licensing rights in the United States to its topical psoriasis treatments Taclonex®, Taclonex Scalp®, Dovonex® as well as rights to all products in LEO’s development pipeline, and acquiring all inventories of the products.

“Since 2003, Warner Chilcott has enjoyed a strong partnership with LEO Pharma,” said Roger Boissonneault, President and Chief Executive Officer of Warner Chilcott plc. “This transaction allows Warner Chilcott to concentrate on new strategic initiatives, including the acquisition and integration of the Proctor & Gamble Pharmaceuticals business, and enables LEO Pharma to expand beyond research and development and into the commercialization of products in the United States.”

“The acquisition of the psoriasis dermatology portfolio from Warner Chilcott provides LEO with a unique stepping stone and we have incorporated an affiliate to be headquartered in New Jersey. The deal is LEO Pharma’s largest ever and is indicative of our commitment to geographic expansion and growth in areas including the USA. We have valued the collaboration with Warner Chilcott and look forward to establishing LEO as a leading company within the American Dermatology market, armed with one of the strongest pipelines within dermatology. We expect to start operations in the beginning of 2010,” said Gitte Aabo, Chief Executive Officer of LEO Pharma.

Under the terms of the agreement, Warner Chilcott has agreed to continue distribution and promotion of Taclonex®, Taclonex Scalp® and Dovonex® for LEO Pharma until December 31, 2009 and to perform certain transition services for LEO Pharma for up to one year.

The repurchase of the product rights and inventories for $1.0 billion, which is expected to close today, will result in a one-time gain for Warner Chilcott of approximately $450 million after-tax, or approximately $1.79 per share based on 251.3 million shares outstanding. Net cash proceeds, after taxes triggered by the gain, are expected to be approximately $980 million. Warner Chilcott is using a portion of the cash generated by the sale to repay and terminate its existing senior secured credit facilities ($480 million of which was outstanding on September 23, 2009). In addition, the proceeds will reduce the amount of financing necessary in connection with Warner Chilcott’s pending acquisition of Procter & Gamble Pharmaceuticals.

Morgan Stanley acted as financial adviser to LEO Pharma on this transaction, and its legal advisor is Morgan, Lewis & Bockius LLP. Warner Chilcott’s legal advisor is Davis Polk & Wardwell, LLP.

Conference Call

Warner Chilcott will host a conference call open to all interested parties, on Wednesday, September 23, 2009 beginning at 9:00 a.m. ET. The number to call within the United States and Canada is (800) 946-0742. Participants outside the United States and Canada should call (719) 325-2205. Investors and other interested parties may also access the conference call via a simultaneous audio webcast by visiting http://ir.wcrx.com and clicking on Events & Presentations. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (888) 203-1112 from within the United States and Canada or (719) 457-0820 from outside the United States and Canada. The replay ID number is 9092491.

About Warner Chilcott

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare and dermatology segments of the U.S. pharmaceuticals market. It is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-G

About LEO Pharma

LEO Pharma is a research based pharmaceutical company with headquarters in Denmark and 100% owned by the LEO Foundation. LEO Pharma is a global leading company within topical dermatology and parenteral treatment of thromboembolic disorders and employing about 3,000 people in more than 40 countries.

Read more on www.leo-pharma.com

Company Contacts

Warner Chilcott:	Rochelle Fuhrmann
Investor Relations
973-442-3281
rfuhrmann@wcrx.com

LEO Pharma:	John Koconis
LEO Pharma, Inc.
+447900821691
john.koconis@leo-pharma.com

Warner Chilcott’s Forward Looking Statements:

This press release contains forward-looking statements, including statements concerning our operations, our economic performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness; competitive factors in the industry in which we operate (including the approval and introduction of generic or branded products that compete with our products); our ability to protect our intellectual property; a delay in qualifying our manufacturing facility to produce our products or production or regulatory problems with either third party manufacturers upon whom we may rely for some of our products or our own manufacturing facilities; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains; the loss of key senior management or scientific staff; adverse outcomes in our outstanding litigation or an increase in the number of litigation matters to which we are subject; government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; the other risks identified in our Annual Report on Form 10-K for the year ended December 31, 2008, as amended; and other risks detailed from time-to-time in our public filings, financial statements and other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.